Exhibit 10.16

Management Incentive Plan (MIP)

The Management Incentive Plan (“MIP”) applies to designated Executive Officers of the Company and is designed to motivate the achievement of established performance goals. Participants in the MIP have the opportunity to earn awards based upon company performance, business unit and personal performance results during the fiscal year.

The MIP is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee has the authority to interpret and administer all provisions and to make any rules and regulations or take any action it deems necessary including amendments or revocation. All awards issued under the MIP are at the sole discretion of the Committee.

Incentive Awards made pursuant to the MIP are determined and distributed annually, generally in December following completion of the Company’s fiscal year. The Compensation Committee may elect to issue interim awards in conjunction with the Company’s mid-year performance review process. Incentive Awards may be prorated to account for partial Plan Year participation.

The annual award pool, from which individual awards are determined, is funded based upon Company Performance—defined as the extent to which the Company attains established Incentive Plan Funding Goals tied to the achievement of both revenue and net income targets as established by the Committee at the beginning of the fiscal year. Once the annual award pool has been established, individual participant awards are determined at the full discretion of the Committee based upon a variety of factors including, but not limited to:

•	Individual performance

•	Assigned business unit or work team performance

•	Internal equity considerations

Cumulative MIP awards received in a given Plan Year may not exceed a given Participant’s annual base salary at the time of award determination, unless authorized by the Committee.

All Incentive Awards under the MIP are in the form of cash payments, less applicable tax withholding, as determined by the Committee.

Participants in the MIP may not also participate in any other company-sponsored incentive or commission plan, except as approved by the Committee. Since awards are not earned until actually paid, Participants must be actively employed on the date of payment in order to be eligible, unless otherwise approved by the Committee. Participants must have actively performed work duties during some portion of the performance period pertaining to any award. Finally, Participants must have a signed agreement protecting the confidential information and proprietary rights of the Company on file in order to be eligible for any award.

Financial results associated with business acquisitions, divestitures, share repurchase activity, changes in the economy or markets served by the Company which substantially impact results attained during the Plan Year may be excluded from the results used to calculate Incentive Awards. The Committee will determine, in its sole discretion, whether such events have occurred and the extent to which, if at all, goals should be adjusted.